Exhibit 99.1

Press Release

Willis Towers Watson Confirms Departure of Dominic Casserley as President and Deputy CEO at the end of 2016

ARLINGTON, VA and LONDON, October 25, 2016 — Willis Towers Watson (NASDAQ: WLTW), a leading global advisory, broking and solutions company, confirmed today that Dominic Casserley, President and Deputy CEO, will be leaving the company when his employment agreement ends on December 31, 2016.

Casserley joined the Willis Group in January 2013 as CEO, a position he held until January 2016 when Willis and Towers Watson merged and he took on his present position. From 2013 to 2015, Willis advanced the core organic “Analytical Broker” and “Connecting Willis” strategies, introduced industry specialization, deepened its broking capabilities and reengineered many core processes. In parallel, the company expanded inorganically further into health care advisory and brokerage, executed the ground breaking partnership with Miller in London, and completed the acquisition of Gras Savoye to create the leading franchise in France and Africa. During the three years when Casserley was CEO, the total return to Willis shareholders was 58%. From January this year, at the newly merged Willis Towers Watson, Casserley was a member of the Board, co-led the integration process and was head of one of the global business segments, Investment Risk and Reinsurance (IRR).

“I have been honored to lead Willis for three years, and to help build Willis Towers Watson this year,” said Casserley. “I have been delighted to work with John Haley and the expanded Willis Towers Watson team to build a unique global advisory, broking and solutions franchise across Property & Casualty, Retirement, Health Care, Insurance, Investment and Talent and Rewards markets. I have great confidence that the leadership team will carry Willis Towers Watson forward to new heights. I would like to thank our clients, markets, all my colleagues, board members and shareholders for their enthusiastic support throughout these four years.”

Commenting on Casserley’s most recent contributions, Willis Towers Watson CEO John Haley said “I would like to thank Dominic for his partnership and tireless efforts in achieving the creation of Willis Towers Watson, from our very first discussions at the beginning of 2015, through the closure of the merger in January 2016 and throughout this year driving the new company and its integration forward. Dominic has started us on the journey towards realizing the full potential and benefits of Willis Towers Watson for our clients, colleagues and shareholders.”

Jim McCann, formerly the Willis Group Chairman, and now the Chairman of Willis Towers Watson, commented “Dominic led the evolution of Willis into a global, analytical professional services organization, and the bold expansion of the Willis franchise around the world. He has been crucial to the design, negotiation and success of the Willis Towers Watson merger. On behalf of both the legacy Willis board and the current Willis Towers Watson board, I want to thank Dominic for his many contributions, which will benefit the company and all its stakeholders for years to come.”

Press Release

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding company strategy or future performance. Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause the Company’s actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks that are discussed under the header “Risk Factors” in our most recent 10-K and 10-Qs filed with the Securities and Exchange Commission. The Company undertakes no duty to update these forward-looking statements to reflect any future events, developments or otherwise.

Media contacts

Miles Russell: +44 (0) 203 124 7446

miles.russell@willistowerswatson.com

Colleen McCarthy: +1 212 915 8307

Colleen.mccarthy@willistowerswatson.com